EXHIBIT 3.3

                          CARTER, LEDYARD & MILBURN LLP
                               COUNSELLORS AT LAW
                                  2 WALL STREET
                            NEW YORK, NEW YORK  10005



                              August 13, 2003

JPMorgan Chase Bank,
 as Trustee of Matrix Unit Trust, Series 8:
 Advisor's Disciplined Income Trust, Senior Variable Rate
 Closed-End Portfolio, Series 2003-8
4 Chase MetroTech Center- 3rd Floor
Brooklyn, New York 11245

Attention:  Ms. Rosalia A. Koopman
            Vice President
            ----------------------

              Re:  Matrix Unit Trust, Series 8:
                   Advisor's Disciplined Income Trust, Senior Variable Rate Closed-End Portfolio, Series 2003-8
                   -----------------------------------

Dear Sirs:

     We are acting as special counsel with respect to New York tax matters for Matrix Unit Trust, Series 8: Advisor's Disciplined Income Trust, Senior Variable Rate Closed-End Portfolio, Series 2003-8 (the "Trust"), which will be established under a certain Standard Terms and Conditions of Trust and a related Trust Agreement, each dated as of today (collectively, the "Indenture") among Matrix Capital Group, Inc., as Depositor (the "Depositor"), Evaluator and Supervisor, and JPMorgan Chase, as Trustee (the "Trustee"). Pursuant to the terms of the Indenture, units of fractional undivided interest in the Trust (the "Units") will be issued in the aggregate number set forth in the Indenture.

     We have examined and are familiar with originals or certified copies, or copies otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate for the purpose of this opinion. In giving this opinion, we have relied upon the two opinions, each dated today and addressed to the Trustee, of Chapman and Cutler LLP, counsel for the Depositor, with respect to the matters of law set forth therein.

     Based upon the foregoing, we are of the opinion that the Trust will not constitute an association taxable as a corporation under New York law, and accordingly will not be subject to the New York State franchise tax or the New York City general corporation tax.




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     We consent to the filing of this opinion as an exhibit to the Registration
Statement (No. 333-106768) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Units and to the references to our name in such Registration Statement and the preliminary prospectus included therein.

                              Very truly yours,

                              /s/ CARTER, LEDYARD & MILBURN LLP





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